Exhibit 1.2

Companies Ordinance
Memorandum of Association
of
a Company Limited in Shares

Compugen Ltd.
******************

1.	Company's Name: Compugen Ltd.

2.	Company's Objectives:
a.	Development and marketing of electronic cards for acceleration of computations in the field of biological research.
b.	To engage in any lawful business and activity.
c.	To engage in all of the above in any and all manner and form.
d.	To engage in all of the above, whether by itself or by others, in any legal form of engagement and association.
e.	To engage in all of the above both in Israel and worldwide.

3.	Members Liability:
The liability of the members is limited.

4.	Share Capital:
The share capital of the company is NIS 20,800, divided into the following classes:
20,789 ordinary shares of nominal value of NIS 1.00 each.
1 special share of nominal value of NIS 1.00.
10 deferred shares of nominal value of NIS 1.00 each.
The rights attached to each class of shares shall be set forth in the Company's Regulations.

5.
We, the undersigned, wish to associate the Company according to this Memorandum of Association, and each of us agrees to take the number of shares in the share capital of the Company, as listed henceforth next to our names.

	Names and I.D. No. of the Undersigned	Address and Description	No. of Shares Taken	Signature
1.	"Am-Shev" Entrepreneurship and Technological Applications Ltd. Registration No. 51-176138-9	Technologies Development Center Medreshet Sde Boker 84993	99 ordinary shares	/s/ and stamp
2	Avraham Sarussi I.D. No. 45082415	Negba 62 Beer Sheva	1 Special Share	/s/

Total of shares taken: 100

January 29, 1993

Witness of signature:         /s/ Naomi Shalev
                                         Naomi Shalev, Advocate